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EXHIBIT 99.2

FOR IMMEDIATE RELEASE

HandHeld Entertainment Taps Public Company Accounting Veteran as CFO

    Former CFO of IMSI and corporate controller of Autodesk, Bill Bush, joins HandHeld Entertainment

SAN FRANCISCO – June 26, 2006 – HandHeld Entertainment™ (OTC BB: HNDH), the company behind the ZVUE™ family of mass-market portable media players and the ZVUE.com download store with thousands of videos available, today announced that it has named Bill Bush as its chief financial officer.

Bush has been consulting with the company since January 2006 when he joined HandHeld Entertainment as its acting CFO.

Previously, Bush was the CFO and secretary for International Microcomputer Software, Inc. (OTC BB: IMSI), a developer and distributor of precision design software, content and on-line services from 2002 through 2005. Prior to that, he was a director of business development and corporate controller for Buzzsaw.com, a privately held company spun off from Autodesk, Inc. in 1999 that focused on online collaboration, printing and procurement applications. From 1997 to 1999, Bush worked as corporate controller for Autodesk, Inc. (NASDAQ: ADSK), the fourth largest software applications company in the world. Prior to leaving Autodesk, he was instrumental in the creation and spin-off of Buzzsaw.com as one of its founding members. Bush began his career in public accounting with Ernst & Young and later he was with Price Waterhouse in Munich, Germany.

‘‘Bill did a great job in helping HandHeld Entertainment make the transition from private company to public company, and I’m pleased to have him become a permanent part of our executive team,’’ said Jeff Oscodar, president and chief executive officer of HandHeld Entertainment.

‘‘I am excited to be part of the team at Handheld,’’ Bush said. ‘‘Since coming to the company in January, I have been impressed with the depth and knowledge of the executive team, as well as the hardware and content business model. I look forward to working with Jeff and the rest of the company.’’

Bush received his bachelor’s degree in Business Administration from U.C. Berkeley and is a Certified Public Accountant.

About the ZVUE

Available today in approximately 1,800 Wal-Mart stores around the United States, as well as on the Internet at such locations as Amazon.com, the $99 (US) ZVUE plays videos and MP3 files available from the ZVUE.com download store known as ZTV™ (www.zvue.com/downloads). The ZVUE offers full-color video and clear audio sound that gives users a robust, on-the-go digital experience when coupled with ZTV, while also allowing users to view digital pictures from a digital camera or home video from a camcorder.

Recent partnerships and distribution agreements between leading creators of video content and HandHeld Entertainment have allowed the company to aggregate one of the largest Internet collections of video selections available for purchase and download. Such agreements have included the addition of

•	nearly 3,500 news and entertainment video selections from Canadian Broadcast Corporation,

•	video highlights of FC Barcelona's 2-1 2006 European Cup Win over Arsenal and world-famous fashion shows from IMG,

•	anime movies from North America’s No. 1 producer-distributor of Japanese anime, ADV Films, legendary punk rock videos from Music Video Distributors,

•	Latin music videos from Sunflower Entertainment,

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•	1,500 full-length films and television shows from Worldvision Cinema,

•	comedic movies from Fun Little Movies,

•	extreme sports videos from TotalVid,

•	independent films from StoryPIPE.com,

•	classic TV programs and cartoons from LikeTelevision,

•	as well as a music partnership with eMusic.

About HandHeld Entertainment, Inc.

HandHeld Entertainment is a digital-media-to-go company with a family of mass-market portable media players priced at mass-market prices as well as its own online video content store. Its ZVUE portable media players are available for purchase online and in approximately 1,800 retail locations across the United States, while portable video lovers can visit ZTV (HandHeld Entertainment’s video content store at www.zvue.com) to buy pay-per-download videos or download thousands of free media titles. For more information, visit www.hheld.com or call 415-495-6470.

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HandHeld Entertainment, ZVUE and ZTV are trademarks of HandHeld Entertainment. All other trademarks are property of their respective owners.

‘‘Safe Harbor’’ Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements. To the extent that any statements made in this release contain information that is not historical, these statements are forward-looking. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by these forward-looking statements. These risks and uncertainties include, without limitation: HandHeld Entertainment’s dependence on contract manufacturing of its products; its reliance on a single major mass-market retailer; its ability to develop and market successfully and in a timely manner new products and services; its ability to predict market demand for, and gain market acceptance of, its products and services; the impact of competitive products and services and of alternative technological advances; its ability to raise additional capital to finance its activities; its limited and unprofitable operating history; its ability to operate as a public company; its ability to reduce product return rates; the affect of inventory and price protections required by major retailers; the availability and affordability of digital media content; its ability to protect its proprietary information and to avoid infringement of others’ proprietary rights; its ability to attract and retain qualified senior management and research and development personnel; the reliability and security of its information systems and networks; and other factors described in HandHeld Entertainment’s filings with the Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K. These forward-looking statements are made as of the date hereof. HandHeld Entertainment does not undertake any obligation to publicly update any forward-looking statements. As a result, investors should not place undue reliance on these forward-looking statements.

MEDIA CONTACTS FOR HANDHELD ENTERTAINMENT:

Russell Page, Politis Communications, 801-523-3730(wk), 801-787-8435(cell), rpage@politis.com or

David Politis, Politis Communications, 801-523-3730(wk), 801-556-8184(cell), dpolitis@politis.com

INVESTOR CONTACT FOR HANDHELD ENTERTAINMENT:

Robert Prag, The Del Mar Consulting Group, Inc., 858-794-9500, bprag@delmarconsulting.com